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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : June 26, 2006
LEVITT CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 940-4950
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 26, 2006, The Landing Holding Company, LLC, a Florida limited liability company and second-tier subsidiary of Core Communities, LLC (“Core”), our wholly owned subsidiary, entered into a loan with KeyBank National Association for construction financing of up to $60,940,000 for the development of a commercial project consisting of approximately 500,000 square feet of retail space within our master-planned community Tradition in Port St. Lucie, Florida. The construction loan is secured by a first mortgage on the project and all improvements. A performance and payment guarantee were provided by Core and The Landing at Tradition Development Company, LLC, a Florida limited liability company and a wholly owned subsidiary of the borrower. The construction loan accrues interest at 30-day LIBOR plus a spread of 170 basis points. The construction loan is due and payable on June 26, 2009 and is subject to two twelve-month extensions, subject to satisfaction of certain specified conditions. Interest is payable monthly during the initial term of the loan, while interest and principal payments based on a 30-year amortization are payable monthly during the extension periods. The construction loan documents include customary conditions to funding, collateral release and acceleration provisions and financial, affirmative and negative covenants.
The foregoing is in addition to the following direct financial obligations previously incurred, none of which individually is material to the Company.
On June 21, 2006, Levitt and Sons, LLC (“Levitt and Sons”), entered into an amended and restated construction loan, originally executed on December 12, 2002 with Ohio Savings Banks, FSB (“Ohio Savings”). The amendment increased the amount available for borrowing from $5.0 Million to $12.0 Million and amended the definition of “Debt” to exclude liabilities associated with inventory not owned in the event any such amounts are required to be recorded in accordance with Financial Accounting Standards Board Interpretation No. 46(R). All other material terms of this construction loan agreement remain unchanged.
On June 19, 2006, Levitt and Sons and its wholly owned subsidiary Levitt Construction-East, LLC (“Levitt Construction”), entered into a third amendment to their existing credit facility with Bank of America, N.A. (the “Bank of America Facility”). The amendment increased the amount available for borrowing under the Bank of America Facility from $100 Million to $125 Million and increased the amount available for letters of credit from $15.0 Million to $30.0 Million. All other material terms of the Bank of America Facility, as summarized in our Form 8-K filed with the SEC on October 6, 2005, remain unchanged.
We formed a Delaware statutory business trust ( “LCT III”) for the purpose of issuing trust preferred securities and investing the proceeds thereof in junior subordinated debentures. On June 1, 2006 LCT III issued $15.0 Million of trust preferred securities and used the proceeds from issuing the trust preferred securities to purchase an identical amount of junior subordinated debentures from us. Interest on the junior subordinated debentures and distributions on the trust preferred securities will be payable quarterly in arrears at a fixed rate of 9.251% through June 30, 2011, and thereafter at a variable rate of interest, per annum, reset quarterly, equal to the 3-month LIBOR plus 4.85% until the scheduled maturity date of June 30, 2036. The junior subordinated debentures are redeemable five years from the issue date or sooner following certain specified events. The trust preferred securities will be subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. In addition, we contributed $464,000 to LCT III in exchange for its common securities, all of which are owned by us, and those proceeds were also used to purchase an identical amount of junior subordinated debentures from us. The terms of LCT III’s common securities are nearly identical to the trust preferred securities. We intend to use the proceeds for general corporate purposes.
On May 31, 2006 Levitt and Sons entered into a first amendment to their existing credit facility with Wachovia Bank National Association (“Wachovia”). The amendment increased the amount available for borrowing under the Wachovia facility from $100.0 Million to $125.0 Million and amended the definition of “Debt” to exclude liabilities associated with inventory not owned in the event any such amounts are required to be recorded in accordance with Financial Accounting Standards Board Interpretation No. 46(R). All other material terms of the Wachovia facility, as summarized in our Form 8-K filed with the Securities and Exchange Commission on January 11, 2006, remain unchanged.
On May 8, 2006 Levitt and Sons entered into a first amendment to a construction loan agreement executed on September 29, 2004 with Wachovia. The amendment increased the amount available for borrowing under the construction loan from $21.5 Million to $26.5 Million. All other material terms of the construction loan agreement remain unchanged.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2006	LEVITT CORPORATION
	By:	/s/ George P. Scanlon
		Name:	George P. Scanlon
		Title:	EVP and Chief Financial Officer

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